--------------------------------------------------------------------------------




                             PARTY CITY CORPORATION

                                   $10,000,000
                          12.5% Secured Notes due 2003
                                   ("A Notes")

                                   $5,000,000
                          13.0% Secured Notes due 2003
                                   ("B Notes")

                                   $5,000,000
                          13.0% Secured Notes due 2002
                                   ("C Notes")

                                   $10,000,000
                          14.0% Secured Notes due 2004
                                   ("D Notes")

                                   $7,000,000
                       14.0% Senior Secured Notes due 2002
                                   ("E Notes")

                        Warrants To Purchase Common Stock

                               ------------------

                               FIRST AMENDMENT TO
                          SECURITIES PURCHASE AGREEMENT

                               ------------------

                          Dated as of January 14, 2000
                               ------------------




--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

1.   Relation to Securities Purchase Agreement.................................1
2.   Capitalized Terms.........................................................1
3.   Issuance of 14.0% Senior Secured Notes due 2002...........................1
4.   Representations and Warranties of the Company.............................6
5.   Representations and Warranties of the New Purchasers......................8
6.   Prepayment of E Notes.....................................................8
7.   Covenants.................................................................9
8.   Events of Default........................................................15
9.   Certain Definitions......................................................15
10.  Transfer and Exchange of Notes...........................................17
11.  Expenses, etc............................................................18
12.  Default Interest on Initial Notes........................................18
13.  Amendment to Warrants....................................................19
14.  Amendment to Security Documents..........................................19
15.  Termination of Old Intercreditor Agreement...............................19
16.  License..................................................................19
17.  Waiver of Defaults under Agreement.......................................19
18.  Miscellaneous............................................................20
19.  Counterparts.............................................................20

                         Exhibits, Annexes and Schedules

EXHIBIT A..................... Form of E Note
EXHIBIT B..................... Form of Intercreditor Agreement
EXHIBIT C..................... Form of Stock Pledge Agreement
EXHIBIT D-I................... Form of Blocked Account Agreement (Parent)
EXHIBIT D-II.................. Form of Blocked Account Agreement (Subsidiary)
EXHIBIT E..................... Form of Credit Agreement (Congress)
EXHIBIT F..................... Form of Opinion of Counsel to Company
EXHIBIT G..................... Form of Collateral Agency Agreement
EXHIBIT H-I................... Form of Consent to Amendment of Securities
EXHIBIT H-II.................. Form of Amended and Restated Warrant
EXHIBIT I..................... Form of Acknowledgment and Consent of Franchisees
EXHIBIT J..................... Form of Release

ANNEX I                        Schedule of Purchasers

SCHEDULE 5.2.................. Schedule of Subsidiaries
SCHEDULE 5.4(a)............... Schedule of Financial Statements
SCHEDULE 5.4(b)............... Schedule of Financial Projections
SCHEDULE 5.5.................. Schedule of Changes, etc.
SCHEDULE 5.6.................. Schedule of Federal Tax Identification Numbers
SCHEDULE 5.7(a)............... Schedule of Debt
SCHEDULE 5.7(b)............... Schedule of Post-Closing Debt
SCHEDULE 5.7(c)............... Schedule of Defaults on Debt
SCHEDULE 5.8.................. Schedule of Liens
SCHEDULE 5.9.................. Schedule of Outstanding Stock Options
SCHEDULE 5.10................. Schedule of Title to Properties
SCHEDULE 5.11................. Schedule of Insurance
SCHEDULE 5.12................. Schedule of Litigation
SCHEDULE 5.13................. Schedule of Compliance with Instruments
SCHEDULE 5.15................. Schedule of Proprietary Rights
SCHEDULE 5.16................. Schedule of Principal Corporate Offices
SCHEDULE 5.17................. Schedule of Tradenames
SCHEDULE 5.21................. Schedule of Employment Agreements
SCHEDULE 5.23................. Schedule of Fees
SCHEDULE 5.24................. Schedule of Year 2000 Compliance
SCHEDULE 5.25................. Schedule of Lease Payments
SCHEDULE 5.27(a).............. Form of Franchise Agreement
SCHEDULE 5.27(b).............. Schedule of Franchisees

                First Amendment to Securities Purchase Agreement

     This FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (this "Amendment") is made and entered into as of January 14, 2000, by and among Party City Corporation, a Delaware corporation (the "Company"), and each of the purchasers listed on the attached Annex I (the "Purchasers").

                                    RECITALS

     WHEREAS, each of the Company and the Purchasers or their assignors entered into Securities Purchase Agreements dated as of August 16, 1999 (collectively, the "Agreement");

     WHEREAS, a Supermajority in Interest of the holders of the Notes (as such terms are defined in the Agreement) is required to effect an amendment to the Agreement, and the Purchasers constitute a Supermajority in Interest; and

     WHEREAS, the Company and the Purchasers desire to amend certain terms and provisions of the Agreement as set forth herein and to provide for the issuance of additional Notes as provided herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchasers amend the Agreement as follows:

     1. Relation to Securities Purchase Agreement. Except as hereby amended, the Agreement shall continue in full force and effect.

     2. Capitalized Terms. Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement. The definitions of capitalized terms which are defined herein shall be deemed to supercede any conflicting definition in the Agreement.

     3. Issuance of 14.0% Senior Secured Notes due 2002.

          (a) Authorization of Notes. The Company will authorize the issue and sale of $7,000,000 aggregate principal amount of its 14.0% Senior Secured Notes due 2002 (the "E Notes"), to be substantially in the form of note attached hereto as Exhibit A, with such changes therefrom, if any, as may be approved by each New Purchaser and the Company. The E Notes shall be considered a separate "tranche" of Notes for purposes of the Agreement and the term "Notes" as used in the Agreement shall include the E Notes.

          (b) Sale and Purchase of Notes. The Company will issue and sell to the Purchasers identified on Annex I as purchasers of E Notes (the "New Purchasers") and, subject to the terms and conditions of this Amendment, the E Note Holders will purchase from the Company, at the E Note Closing provided for in Section 3(d) below, the E Notes in the principal amount specified opposite their names in Annex I at the purchase price of 100% of such principal amount.

          (c) Security Interest. Each of the E Notes shall be secured obligations of the Company and shall be secured by the Security Agreement (Parent), the other agreements described in Section 4.5 of the Agreement and the Stock Pledge Agreement described below (collectively, and, in each case, as amended by Section 14(a) of this Amendment, the "Security Documents"), provided that:

               (i) the relative priorities of the holders of the E Notes and the holders of Notes purchased under the Agreement on August 16, 1999 (such notes being referred to herein as the "Initial Notes" and such holders being referred to herein as the "Initial Purchasers") with respect to the collateral identified in the Security Documents shall be subject to that certain Intercreditor Agreement, dated as of the date hereof (the "Intercreditor Agreement"), by and among the New Purchasers, the Initial Purchasers and Congress Financial Corporation, a Delaware corporation ("Congress") attached hereto as Exhibit B; and

               (ii) the obligations of the Company shall be further secured by that certain Stock Pledge Agreement, dated as of the date hereof, by the Company in favor of ERF as agent for the Purchasers (the "Stock Pledge Agreement") in the form attached hereto as Exhibit C.

          (d) Closing; Fees.

               (i) Closing. The sale of the E Notes to be purchased by the New Purchasers shall take place at the offices of Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, New York, New York at 10:00 a.m., New York City time, at a closing (the "E Note Closing") on January 13, 1999 (the "E Note Closing Date") or on such other Business Day thereafter as may be agreed upon by the Company and the New Purchasers. At the E Note Closing, the Company will deliver to the New Purchasers the E Notes indicated opposite each New Purchaser's name on Annex I hereto subject to the following:

                    (A) the E Notes to be issued to each New Purchaser shall be issued in the form of single notes (or such greater number of notes in denominations of at least $100,000 as shall be set forth in Annex I or as each New Purchaser may request) dated the E Note Closing Date and registered in such New Purchaser's name (or in the name of such New Purchaser's nominee);

                    (B) each New Purchaser shall deliver to the Company or its order immediately available funds in the amount of the purchase price for such E Notes.

If at the E Note Closing the Company shall fail to tender such E Notes as provided above in this Section 3, or any of the conditions specified in Section 3(e) shall not have been fulfilled to the satisfaction of the New Purchasers, the New Purchasers shall, at their election, be relieved of all further obligations under this Agreement, without thereby waiving any other rights they may have by reason of such failure or such nonfulfillment.

               (ii) Funding Fees.

                    (A) On the E Note Closing Date, the Company will pay to each New Purchaser (or to the Person designated for payment in written notice to the Company), in immediately available funds, a funding fee equal to 6.0% of the aggregate purchase price for the E Notes purchased by such New Purchaser on the E Note Closing Date, by crediting the account specified by such New Purchaser in writing for the payment of funding fees.

                    (B) On the date that is one (1) year from the E Note Closing Date (or the first Business Day thereafter), the Company will pay to each New Purchaser (or to the Person designated for payment in written notice to the Company), in immediately available funds, an additional funding fee equal to 3.0% of the aggregate purchase price for the E Notes purchased by such New Purchaser on the E Note Closing Date, by crediting the account specified by such New Purchaser in writing for the payment of funding fees.

               (iii) Legal and Accounting Fees. Whether or not the E Notes are sold, on the E Note Closing Date the Company will pay to the New Purchasers the reasonable fees and disbursements of their legal counsel and accountants and such other expenses including search fees, documentation fees and filing fees incurred by them in connection with the transactions contemplated by this Amendment and set forth in a statement delivered to the Company on or prior to the E Note Closing Date, and thereafter the Company will pay, promptly upon receipt of a supplemental statement therefor, additional reasonable fees and disbursements, if any, related to the foregoing and incurred in connection with such transactions.

               (iv) Obligation of New Purchasers. The Company hereby acknowledges and agrees that the New Purchasers shall have no obligation to purchase the E Notes or otherwise consummate the transactions contemplated by this Amendment if any of the conditions to closing described in Section 3(e) below have not been satisfied to the approval of the New Purchasers prior to the E Note Closing.

          (e) Conditions to Closing. The New Purchasers' obligation to purchase and pay for the E Notes to be sold to at the E Note Closing is subject to the fulfillment to the New Purchasers' satisfaction, prior to or at the E Note Closing, of the following conditions:

               (i) Representations and Warranties. The representations and warranties of the Company contained in Section 5 of the Agreement, as amended hereby, and those otherwise made in writing by or on behalf of the Company in connection with the transactions contemplated by this Agreement shall be correct in all material respects when made and at the time of the E Note Closing, except as affected by the consummation of such transactions.

               (ii) Performance; No Default. The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Amendment required to be performed or complied with by it prior to or at the E Note Closing and, at the time of the E Note Closing, no Event of Default or Potential Event of Default shall have occurred and be continuing under the Agreement, after giving effect to the amendments and modifications thereto pursuant to this Amendment.

               (iii) Compliance Certificate. The Company shall have delivered to each of the New Purchasers an Officers' Certificate, dated the date of the E Note Closing, certifying that the conditions specified in Sections 3(e)(i)-(ii) have been fulfilled.

               (iv) Pledge Agreement and Blocked Account Agreement. The Company shall have executed the Stock Pledge Agreement and shall have delivered the stock of Party City Michigan in accordance therewith, and PNC Bank, National Association ("PNC") and the Company shall have executed a Blocked Account Agreement in the form attached hereto as Exhibit D-I with respect to its collection account for franchisee royalty payments (the "Collection Account").

               (v) Bank Financing. Each of the New Purchasers shall have received, in form and substance satisfactory to it, evidence that the Company and Congress, shall have entered into that certain Loan and Security Agreement substantially in the form attached hereto as Exhibit E and such other agreements as may be contemplated by such Loan and Security Agreement shall have been executed by the parties thereto. Such Loan and Security Agreement shall provide for financing for the Company on terms materially similar to those set forth in the Business Plan provided by the Company to the New Purchasers on January 12, 2000 (the "Business Plan").

               (vi) Intercreditor Agreement. Each of the New Purchasers shall have received, in form and substance satisfactory to it, evidence that the Intercreditor Agreement has been duly executed by all parties thereto.

               (vii) Termination of Certain Agreements.

                    (A) Each of the New Purchasers shall have received, in form and substance satisfactory to it, all releases, terminations and such other documents as it requests to evidence and effectuate the termination of that certain Credit Agreement, dated as of April 22, 1998, by and among the Company, PNC, as agent, and the lenders named therein (the "Old Credit Agreement"), and all related notes, guaranties, security documents, instruments and agreements executed in connection therewith, including that certain Standstill and Forbearance Agreement, dated as of July 1, 1999, by and among the Company, Party City Michigan, PNC and the other lenders named therein. Such releases and terminations shall include UCC termination statements for all UCC financing statements previously filed in connection with the Old Credit Agreement.

                    (B) Each of the New Purchasers shall have received, in form and substance satisfactory to it, all releases, terminations and such other documents as it requests to evidence and effectuate the termination of that certain Vendor Security Agreement, dated as of August 16, 1999, and all related notes, guaranties, security documents, instruments and agreements executed in connection therewith. Such releases and terminations shall include UCC termination statements for all UCC financing statements previously filed in connection with the Vendor Security Agreement.

                    (C) Each of the New Purchasers shall have received, in form and substance satisfactory to it, all releases, terminations and such other documents as it requests to evidence and effectuate the termination of that certain Intercreditor Agreement, dated as of July 1, 1999, and all related notes, guaranties, security documents, instruments and agreements executed in connection therewith (collectively, the "Old Intercreditor Agreement").

               (viii) Opinion of Counsel. Each of the New Purchasers shall have received from Willkie Farr & Gallagher, special counsel for the Company in connection with the transactions contemplated by this Agreement, a favorable opinion substantially in the form set forth in Exhibit F, addressed to it, dated the E Note Closing Date and otherwise satisfactory in substance and form to such New Purchaser.

               (ix) Due Diligence. The Company shall have provided such documents, information and materials as may be requested by each New Purchaser in connection with its due diligence review of the Company and its business, and such due diligence review shall have been completed to the sole satisfaction of each New Purchaser.

               (x) Projections. On the E Note Closing Date, the inventories, accounts payable, cash balances, trade debt and bank debt shall be at levels materially similar to those set forth in the Business Plan, and no material adverse change in the business, operations or the condition of the assets of the Company shall have occurred since the date of the latest field examination by the New Purchasers.

               (xi) Consents, Agreements. The Company shall have obtained all consents and waivers, under any term of any material agreement or instrument to which it is a party or by which it or any of its properties is bound, or any term of any applicable law, ordinance, rule or regulation of any governmental authority, or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority, necessary or appropriate in connection with the transactions contemplated by this Amendment, and such consents and waivers shall be in full force and effect on the E Note Closing Date. A complete and correct copy of each of such consents and waivers shall have been delivered to each New Purchaser.

               (xii) Compliance with Securities Laws. Subject to the accuracy of the representations in Section 5 of this Amendment, the offering and sale of the E Notes shall have complied with all applicable requirements of federal and state securities laws.

               (xiii) Purchase Permitted By Applicable Law, etc. On the E Note Closing Date, the purchase of the E Notes (a) shall be permitted by the laws and regulations of each jurisdiction to which any New Purchaser is subject and (b) shall not subject any New Purchaser to any additional tax, penalty or, in the reasonable judgment of the New Purchasers, other onerous condition by reason of any change after the date of this Amendment in any applicable law or governmental regulation. If requested by any New Purchaser, it shall have received, at least five (5) Business Days prior to the E Note Closing, an Officers' Certificate certifying as to such matters of fact as such New Purchaser may reasonably specify to enable it to determine whether such purchase is so permitted.

               (xiv) No Adverse U.S. Legislation, Action or Decision, etc. No legislation shall have been enacted by either house of Congress or favorably reported by any committee thereof, no other action shall have been taken by any governmental authority, whether by order, regulation, rule, ruling or otherwise, and no decision shall have been rendered by any court of competent jurisdiction, which would materially and adversely affect the E Notes being purchased hereunder.

               (xv) No Actions Pending. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental body or any other Person or any other legal or administrative proceeding pending or, to the Company's knowledge, threatened which questions the validity or legality of the transactions contemplated by this Amendment or the other Operative Agreements or which seeks damages or injunctive or other equitable relief in connection therewith.

               (xvi) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Amendment and all documents and instruments incident to such transactions shall be reasonably satisfactory to each New Purchaser and its counsel, and they shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

               (xvii) Sale of Other E Notes. At the E Note Closing, each New Purchaser shall purchase from, and the Company shall sell to each New Purchaser, the E Notes identified opposite its name in Annex I.

               (xviii) Fees. The fees required to be paid by Sections 3(d)(ii)-(iii) shall have been paid as therein provided.

               (xix) Perfected Security Interest. Each New Purchaser shall have received, in form and substance satisfactory to it, evidence that the security interest granted by the Company to the New Purchasers, or ERF as their agent, pursuant to the Security Documents shall have been perfected.

               (xx) Amendment to Warrants. Each of the New Purchasers shall have received, in form and substance satisfactory to it, evidence that the amendment to the Warrants contemplated in Section 13 shall have occurred.

               (xxi) Acknowledgment and Consent of Franchisees. Each of the New Purchasers shall have received, in form and substance satisfactory to it, evidence that the Company has sent to its current franchisees the form of Acknowledgment and Consent attached hereto as Exhibit I.

               (xxii) Release. The Company shall have executed a Release in the form attached hereto as Exhibit J and delivered the same to each of the Purchasers.

               (xxiii) No Other Conditions to Closing. For the avoidance of doubt, the conditions to closing described in Section 4 of the Agreement do not apply to the E Note Closing, subject to the above enumerated conditions, and the "Intercreditor Agreement" referred to in Section 4.6 of the Agreement is referred to herein as the "Old Intercreditor Agreement" as defined in Section 3(e)(vii)(A) above).

     4. Representations and Warranties of the Company. Except as modified below, the Company hereby reaffirms and makes the representations and warranties in
Section 5 of the Agreement provided that where any such representation or warranty speaks as of the date of the Agreement or the Closing Date, such date shall be deemed to be the date of this Amendment or the E Note Closing Date, respectively. Any Schedule referred to in the Agreement or this Amendment shall be deemed superseded by any Schedule bearing the same number which is attached hereto.

          (a) Section 5.4 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "5.4 Financial Information

               (a) As of the date hereof, the Company has provided the Purchasers with (i) the audited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal period from January 1, 1998 to July 3, 1999, and (ii) unaudited consolidated financial statements of the Company and its consolidated Subsidiaries for the fiscal period from July 4, 1999 to December 4, 1999, including consolidated balance sheets, consolidated income statements and consolidated statements of cash flow, copies of which are attached hereto as Schedule 5.4(a). Such financial statements have been prepared in accordance with GAAP and fairly present, as of the date thereof and for the periods covered thereby, the financial position and results of operations of the Company and its Subsidiaries.

               (b) As of the date hereof, the Business Plan attached hereto as
     Schedule 5.4(b), including the forecasted financial statements of the Company and its Subsidiaries included therein, consisting of balance sheets, income statements and cash flow statements for the Company and its Subsidiaries, and the projected schedules of excess availability, giving effect to the consummation of the transactions contemplated by this Agreement and the New Credit Agreement, (i) are based on reasonable estimates and assumptions and (ii) reflected, as of the date prepared, and continue to reflect, as of the date of this Agreement and the E Note Closing Date, the reasonable estimate of the Company of the results of operations and other matters projected therein for the periods covered thereby, it being understood that the projections are subject to the uncertainty inherent in all financial forecasts, and do not constitute a representation or warranty that the results and other matters projected therein will in fact be achieved."

          (b) Section 5.5 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "5.5 Absence of Changes. Other than as specifically described in
     Schedule 5.5, since December 4, 1999, (a) there has been no change in the assets, liabilities or financial condition of the Company or any of its Subsidiaries, other than changes in the ordinary course of business which have not been, either in any case or in the aggregate, materially adverse to the Company or any of its Subsidiaries, (b) neither the business, operations or affairs nor any of the properties or assets of the Company or its Subsidiaries have been affected by any occurrence or development (whether or not insured against) which has been, either in any case or in the aggregate, materially adverse to the Company or any of its Subsidiaries and (c) the Company has not as of the date of this Agreement directly or indirectly declared, ordered, paid, made or set apart any sum or property for any Restricted Payment or agreed to do so."

          (c) Section 5.9 of the Agreement is hereby amended by deleting the number "12,455,538" (shares of Common Stock outstanding as of August 16, 1999) and inserting the following in lieu thereof: "12,722,205" (shares of Common Stock outstanding as of the date of this Amendment).

          (d) Section 5.23 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "5.23 Certain Fees. Except as set forth on Schedule 5.23 and for the fees referred to in Section 3.2 and 3.3 of the Agreement and Section 3(d) of the Amendment, no broker's or finder's fee or commission has been paid or will be payable by the Company with respect to the offer, issue and sale of the Securities."

          (e) Section 5 of the Agreement is hereby further amended by adding the following subsections thereto:

          "5.27 Franchise Agreements.

               (a) The Company's current form of franchise agreement attached hereto as Schedule 5.27(a), is true and correct. The Company has entered into franchise agreements that contain no substantial deviations from such form of franchise agreement with approximately 55% of its current franchisees.

               (b) A complete list of all franchisees that have entered into written franchise agreements with the Company is attached hereto as
     Schedule 5.27(b). Neither (i) the execution and delivery by the Company of this Agreement, the Amendment or the Credit Agreement, nor (ii) the collateral assignment by the Company of its rights under any of its franchise agreements will, in either case, cause a breach or result in any default under any such franchise agreements or otherwise give any franchisee of the Company the right to terminate its respective franchise agreement as a result of the transactions contemplated hereby.

                  5.28 Use of Proceeds from Initial Notes. The Company applied the proceeds of the sale of the Initial Notes, promptly following the Closing, (a) to acquire seasonal inventory for "Halloween" in the aggregate amount of approximately $20,000,000, (b) to the repayment of outstanding debt under the Old Credit Agreement in the aggregate amount of approximately $4,000,000, (c) to the payment of fees and expenses incurred in connection with the offering and sale of the Initial Notes in the aggregate amount of approximately $450,000 and (d) the balance of approximately $5,550,000 to working capital needs."

     5. Representations and Warranties of the New Purchasers. Each of the New Purchasers hereby reaffirms and makes the representations in Section 6 of the Agreement as of the date of this Amendment.

     6. Prepayment of E Notes. The heading to Section 7 and the text of Section
7.1 are hereby amended by deleting them in their entirety and inserting the following in lieu thereof:

          "7. Prepayment of Notes.

               7.1 Optional Prepayments of A, B and E Notes

               (a) General. Unless an Event of Default shall have occurred and be continuing, the Company may, at its option, upon notice as provided in
     Section 7.1(c), prepay at any time, or from time to time, all or any part (in an amount of at least $1,000,000 in the aggregate or an integral multiple of $1,000 in excess thereof) of: first, the E Notes at the principal amount so prepaid and second, provided the Company has previously prepaid the E Notes in full pursuant to this Section 7.1, the A Notes and/or B Notes at the principal amount so prepaid.

               (b) Allocation of Partial Prepayments. In the case of each partial prepayment paid or to be prepaid pursuant to this Section 7.1, the principal amount of the tranche(s) of Notes selected to be prepaid shall be allocated pro rata among all of the Notes of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment, with adjustments, to the extent practicable, to compensate for any prior prepayments not made exactly in such proportion.

               (c) Notice. The Company will give each holder of any A Notes, B Notes, and/or the E Notes, as applicable, written notice of each optional prepayment under this Section 7.1 not less than thirty (30) days and not more than sixty (60) days prior to the date fixed for such prepayment, in each case specifying such date, the aggregate principal amount of the Notes to be prepaid, the principal amount of each Note held by such holder to be prepaid. Such notice shall be accompanied by an Officers' Certificate certifying that the conditions of this Section 7 have been fulfilled and specifying the particulars of such fulfillment.

               (d) Maturity, Surrender, etc. In the case of each prepayment pursuant to this Section 7.1, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable premium, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note."

     7. Covenants.

          (a) Section 9.1(b) of the Agreement is hereby amended by deleting the reference to "forty (40) days following any fiscal quarter " and inserting the following in lieu thereof: "forty-five (45) days following any fiscal quarter."

          (b) Section 9.1 of the Agreement is hereby amended by adding the following subsection (j) thereto:

               "(j) Reports under Credit Agreement. Simultaneously with the sending of reports or other notices to Congress pursuant to Section 7.1 of the Credit Agreement, copies of any such reports and notices, including, without limitation, inventory and borrowing base reports."

          (c) Section 9.3 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "9.3 Financial Covenants.

               (a) Limitation on Net Debt. The Company will not have outstanding Net Debt in excess of the amounts set forth in the table below:

                    End of Fiscal Month           Amount
                    -------------------           ------
                     January 2000                 22,500,000
                     February 2000                22,500,000
                     March 2000                   22,500,000
                     April 2000                   22,500,000
                     May 2000                     22,500,000
                     June 2000                    22,500,000
                     July 2000                    22,500,000
                     August 2000                  30,000,000
                     September 2000               30,000,000
                     October 2000                 20,000,000
                     November 2000                20,000,000
                     December 2000                20,000,000
                     January 2001                 20,000,000
                     February 2001                20,000,000
                     March 2001                   20,000,000
                     April 2001                   20,000,000
                     May 2001                     20,000,000
                     June 2001                    20,000,000
                     July 2001                    20,000,000
                     August 2001                  30,000,000
                     September 2001               30,000,000
                     October 2001                 20,000,000

                    End of Fiscal Month           Amount
                    -------------------           ------
                     November 2001                20,000,000
                     December 2001                20,000,000
                     January 2002                 20,000,000
                     February 2002                20,000,000
                     March 2002                   20,000,000
                     April 2002                   20,000,000
                     May 2002                     20,000,000
                     June 2002                    20,000,000
                     July 2002                    20,000,000
                     August 2002                  30,000,000
                     September 2002               30,000,000
                     October 2002                 20,000,000
                     November 2002                20,000,000
                     December 2002                20,000,000
                     January 2003                 20,000,000
                     February 2003                20,000,000
                     March 2003                   20,000,000
                     April 2003                   20,000,000
                     May 2003                     20,000,000
                     June 2003                    20,000,000
                     July 2003                    20,000,000
                     August 2003                  30,000,000
                     September 2003               30,000,000
                     October 2003                 20,000,000
                     November 2003                20,000,000
                     December 2003                20,000,000
                     and thereafter.

               (b) Limitation on Funded Debt. The Company will not permit the ratio of (i) Funded Debt as of each date listed in the table below, to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on such date, to be greater than the ratio set forth opposite such date in the table below:

                    End of Fiscal Quarter         Ratio
                    ---------------------         ------
                     December 1999                2.80 to 1.0
                     March 2000                   3.80 to 1.0
                     June 2000                    3.80 to 1.0
                     September 2000               3.80 to 1.0
                     December 2000                2.30 to 1.0
                     March 2001                   1.90 to 1.0
                     June 2001                    1.90 to 1.0
                     September 2001               2.20 to 1.0
                     December 2001                1.80 to 1.0
                     March 2002                   1.80 to 1.0
                     June 2002                    1.80 to 1.0
                     September 2002               2.20 to 1.0
                     December 2002                1.80 to 1.0
                     March 2003                   1.80 to 1.0
                     June 2003                    1.80 to 1.0
                     September 2003               1.80 to 1.0
                     December 2003                1.80 to 1.0

                    End of Fiscal Quarter         Ratio
                    ---------------------         ------
                     and thereafter.

               (c) Minimum Interest Coverage. The Company will not permit the ratio of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ending on each date listed in the table below, to
     (ii) Interest Expense for such period, to be less than the ratio set forth opposite such date in the table below:

                    End of Fiscal Quarter         Ratio
                    ---------------------         ------
                     December 1999                2.75 to 1.0
                     March 2000                   2.00 to 1.0
                     June 2000                    1.90 to 1.0
                     September 2000               2.00 to 1.0
                     December 2000                2.20 to 1.0
                     March 2001                   2.70 to 1.0
                     June 2001                    3.00 to 1.0
                     September 2001               3.50 to 1.0
                     December 2001                3.50 to 1.0
                     March 2002                   3.50 to 1.0
                     June 2002                    3.50 to 1.0
                     September 2002               3.50 to 1.0
                     December 2002                3.50 to 1.0
                     March 2003                   3.50 to 1.0
                     June 2003                    3.50 to 1.0
                     September 2003               3.50 to 1.0
                     December 2003                3.50 to 1.0
                     and thereafter.

               (d) Limitation on Capital Expenditures. The Company will not make or commit to make any Capital Expenditure if the amount thereof, taken together with all other Capital Expenditures made by the Company during the then fiscal year, would exceed $10,000,000 without obtaining the prior written consent of a Supermajority in Interest of the Notes, provided that:

                    (i) in the 2000 calendar year, the Company may not make Capital Expenditures in respect of any newly opened, acquired or relocated stores in excess of $1,000,000;

                    (ii) in the 2001 calendar year and thereafter, the Company may not, on an annual basis, make Capital Expenditures in respect of any newly opened, acquired or relocated stores in excess of (A) $1,000,000 plus
     (B) up to $3,000,000 in proceeds (after fees, expenses and capital gains taxes but excluding the book value of inventory sold) from the sale or disposition of existing stores of the Company during the applicable year.

               (e) Capital Leases. The Company's obligations under Capital Leases for any fiscal year shall not exceed $1,000,000, excluding any Capital Leases entered into in respect of Systems Expenditures, as provided in Section 9.8(f) of the Credit Agreement.

               (f) Minimum EBITDA. The Company will not have Consolidated EBITDA that is less than the amounts set forth in the table below for the preceding four quarters indicated opposite each such amount (i.e., "rolling quarters"):


                    End of Fiscal Quarter         Amount
                    ---------------------         ------
                     December 1999                18,500,000
                     March 2000                   17,000,000
                     June 2000                    18,000,000
                     September 2000               19,500,000
                     December 2000                21,000,000
                     March 2001                   22,500,000
                     June 2001                    24,000,000
                     September 2001               24,000,000
                     December 2001                26,000,000
                     March 2001                   27,000,000
                     June 2002                    27,500,000
                     September 2002               28,000,000
                     December 2002                29,000,000
                     March 2003                   30,000,000
                     June 2003                    31,000,000
                     September 2003               31,500,000
                     December 2003                31,500,000
                     and thereafter.


               (g) 2000 Halloween Sales. The Company will have:

               (i) Net Sales (as such term is defined in the Company's financial statements prepared in accordance with GAAP) for the Fiscal Months of September 2000 and October 2000, together, that are not less than $100,000,000; provided that if the Company sells any Company-Owned Stores (as defined in the Credit Agreement) prior to the end of Fiscal October 2000 in compliance with the Agreement, such $100,000,000 amount shall be reduced by the Net Sales represented by such stores as set forth in the Business Plan; and

               (ii) Excess Availability (as such term is defined in and determined in accordance with the Credit Agreement) at the end of Fiscal October 2000 in an amount not less than $27,500,000.

     Not later than the fifth (5th) Business Day after the end of Fiscal October 2000, the Company shall provide to the Purchasers a certificate signed by its Chief Financial Officer stating whether the Company is in compliance with this Section 9.3(g) and further setting forth the amount of Net Sales and Excess Availability determined hereunder."

          (d) Section 9.8(c) of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

               "(c) sell, lease, abandon or otherwise dispose of any of its assets (except in a transaction permitted by subdivision (b) or (d) of this Section 9.8), except that (i) the

     Company and its Subsidiaries may sell their inventory in the ordinary course of business, and (ii) the Company and its Subsidiaries may dispose of obsolete equipment in the ordinary course of business; and (iii) the Company may sell up to twenty (20) stores, and the holders of the Notes shall release without payment any Lien securing the Notes against such stores at the time of any such sale; or"

          (e) Section 9.10 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "9.10 Corporate Existence, Business and Franchise Relations. The Company will at all times preserve and keep in full force and effect its corporate existence, and rights and franchises deemed material to its business (including, without limitation, the operations of the Company's franchisees), and those of each of its Subsidiaries, except as otherwise specifically permitted by Section 9.8 and except that the corporate existence of any Subsidiary may be terminated if, in the good faith judgment of the Board, such termination is in the best interest of the Company and is not disadvantageous to the holders of the Notes. The Company will not, and will not permit any Subsidiary to, engage in any business other than the business of (a) selling party goods and supplies and rendering related services and (b) conducting its franchise operations for the purposes described in the foregoing clause (a). The Company shall use commercially reasonable efforts to maintain good business relationships with its franchisees. Without limiting the generality of the foregoing, the Company shall at all times conduct itself in a manner consistent with the terms of its franchise agreements. The Company agrees to enter into the form of franchise agreement attached hereto as Schedule 5.27(a) with all future franchisees with no material deviations from such form; provided that the Company may utilize such other form as may be agreed to in advance and in writing by a Supermajority in Interest of the Notes."

          (f) Section 9.15 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "9.15 Other Loan Agreements. The Company will not enter into any amendment or modification of the Credit Agreement that would:

          (a) accelerate the amount or the time of any prepayment or payment of the principal amount of Debt outstanding under the Credit Agreement; or

          (b) provide for per annum interest rates payable on the Debt outstanding under the Credit Agreement at any time in excess of 1.0% over the per annum interest rates that would otherwise be payable on such Debt at such time in accordance with the applicable provisions of the Credit Agreement as in effect on the E Note Closing Date; or

          (c) reduce the commitment of the lender under the Credit Agreement to provide revolving credit loans to the Company or it Subsidiaries (excluding a voluntary reduction by the Company of the revolving credit commitment pursuant to the terms of the Credit Agreement); without, in each case, obtaining the prior written consent to such amendment or change of a Supermajority in Interest of the Notes."

          (g) Section 9.18 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "9.18 Use of Proceeds. The Company will apply the proceeds of the sale of the E Notes, promptly following the E Note Closing, (a) to the payment of all outstanding amounts under the Trade Notes (as defined in the Vendor Standstill Agreement) and the payment of additional amounts to Seasonal Vendors (as defined in the Vendor Standstill Agreement) in the aggregate principal amount of approximately $6,580,000 and (b) to the payment of fees and expenses incurred in connection with the offering and sale of the Notes in the aggregate amount of approximately $420,000."

          (h) Section 9.20 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "9.20 [reserved]"

          (i) Section 9.24 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "9.24 [reserved]"

          (j) Section 9.25 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "9.25 [reserved]"

          (k) Section 9.26 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "9.26 Perfection of Security Interest. The Company covenants and agrees to take all actions necessary to provide a perfected security interest in favor of the holders of the Notes, including, without limitation, the E Notes."

          (l) Section 9 of the Agreement is hereby further amended by adding the following subsections thereto:

          "9.28 Form of Franchise Agreement. The Company covenants and agrees that from and after the E Note Closing Date, it will not enter into a franchise agreement with any franchisee that differs in any material respect from the form of franchise agreement attached hereto as Schedule 5.27(a), or such other form as may be agreed to in writing and in advance by a Supermajority in Interest of the Notes.

          9.29 Franchisee Consents. The Company covenants and agrees to use its best efforts to cause its franchisees to execute the form of Acknowledgment and Consent attached hereto as Exhibit I, provided that, such best efforts shall not be deemed to require the Company to pay any consideration to or on behalf of any franchisee in exchange for such franchisee's execution and delivery of such Acknowledgement and Consent. The Company further agrees to pay to the New Purchasers on the day that is forty-five (45) days from the E Note Closing Date (or the first Business Day thereafter), a fee equal to 1.0% of the aggregate purchase price for the E Notes purchased by such New Purchaser unless on or prior to such date the Company has delivered Acknowledgments and Consents (in the form attached hereto as Exhibit I and to the satisfaction of the E Note Purchasers) executed by the Company's franchisees which franchisees together represent not less than 80.0% of the royalties received by the Company in the calendar year ended December 31, 1999."

          9.30 Credit Agreement. The Company covenants and agrees that it will not permit or cause the aggregate principal amount of Debt at any time outstanding under the Credit Agreement to exceed the amount of the $40 million, irrespective of any changes in the terms and conditions of the Credit Agreement."

          9.31 Blocked Account Agreement. The Company covenants and agrees that the Collection Account will remain subject to the Blocked Account Agreement described in Section 3(e)(iv) of the Amendment provided that the Company may establish a replacement collection account in the name of Party City Michigan with PNC that is subject to a Blocked Account Agreement by Party City Michigan and PNC in the form attached hereto as Exhibit D-II.

     8. Events of Default.

          (a) Subsection (m) of Section 10 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

               "(m) any material breach of the provisions of the January Letter Agreement;"

          (b) Section 10 of the Agreement is hereby further amended by adding the following thereto and at the end of such Section:

               "Notwithstanding the provisions of this Section 10, any payment in respect of the C Notes or the D Notes must be made in accordance with each of the requirements for a Legal Defeasance under Section 7.2 of this Agreement."

     9. Certain Definitions.

          (a) Section 13.1 of the Agreement is hereby amended by inserting the following definitions therein:

          "January Letter Agreement: means that certain letter, dated January 14, 2000, from the Company to the Purchasers."

          "Provision for Taxes: shall mean an amount equal to all taxes imposed on or measured by net income, whether federal, state or local, and whether foreign or domestic, that are paid or payable by the Company or its Subsidiaries in respect of such fiscal year on a consolidated basis in accordance with GAAP."

          (b) The definition of "Collateral Agency Agreement" in Section 13.1 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

                  "Collateral Agency Agreement: that certain Collateral Agency Agreement dated as of August 16, 1999, as amended on January 14, 2000, by and among the Collateral Agent named therein, the New Purchasers and the Initial Purchasers, a copy of which is attached to the Amendment as Exhibit G."

          (c) The definition of "Consolidated EBITDA" in Section 13.1 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

                  "Consolidated EBITDA: for any period, without duplication, (i) Consolidated Net Income, plus (ii) for such period, any Interest Expense deducted in the determination of Consolidated Net Income; plus
         (iii) any income, ad valorem, and franchise taxes paid in cash and deducted in the determination of Consolidated Net Income; plus (iv) amortization and depreciation and other non-cash charges deducted in the determination of Consolidated Net Income for such period; plus (v) restructuring costs including related professional fees for the period from March 1, 1999 to January 1, 2000 (which amount shall not exceed $12,000,000) and for the period from January 2, 2000 to July 1, 2000 (which amount shall not exceed $1,500,000)."

          (d) The definition of "Consolidated Net Income" in Section 13.1 of the Agreement is hereby amended by deleting it in its entirety an inserting the following in lieu thereof:

                  "Consolidated Net Income: for any period, the aggregate of the net income (or net loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis without duplication in accordance with GAAP; provided that (i) "Consolidated Net Income" excludes (A) any gain (but not loss) together with any related Provision for Taxes for such gain (but not loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any capital stock of the Company or its Subsidiaries, (B) any loss in connection with the write-off of goodwill and (C) any net income realized as a result of changes in accounting principles or the application thereof to the Company and its Subsidiaries, and (ii) "Consolidated Net Income" shall not be reduced by any interest expense not paid in cash."

          (e) The definition of "Credit Agreement" in Section 13.1 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

                  "Credit Agreement: that certain Loan and Security Agreement, dated as of January 14, 2000, by and between Congress and the Company, and all related notes, guaranties, security documents, instruments and agreements executed in connection therewith and all other Financing Agreements (as such term is defined in the New Credit Agreement), as such loan agreement and related documents and Financing Agreements may be amended, restated, supplemented, extended, renewed, refinanced, refunded, replaced or otherwise modified from time to time (subject to the approval requirements of Section 9.15) whether or not with the same agent, trustee, representative, lender or holder.

          (f) The definition of "Funded Debt" in Section 13.1 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "Funded Debt: Debt of the Company which would, in accordance with GAAP, constitute long-term debt and have a security interest in any of the assets of the Company or any of its Subsidiaries, including, without limitation, (a) any Debt with a maturity more than one year after the creation of such Debt, (b) any portion thereof included in current liabilities, (c) any Debt outstanding under the Notes,(d) any Debt outstanding under the Credit Agreement and (e) any Debt outstanding under another revolving credit or similar agreement providing for borrowings (and any renewals and extensions thereof) over a period of more than one year, notwithstanding that any such indebtedness may be payable on demand or within one year after the creation thereof, and excluding all Debt solely by and between two or more of the Company or its Subsidiaries, provided that, notwithstanding the foregoing, "Funded Debt" shall not include any Debt in respect of Systems Expenditures, as defined in Section 9.8(f) of the Credit Agreement."

          (g) The definition of "Interest Expense" in Section 13.1 of the Agreement is hereby amended by deleting it in its entirety an inserting the following in lieu thereof:

          "Interest Expense: for any period, the total amount of all charges for the use of funds (whether characterized as interest, debt service or otherwise) payable during such period with respect to all Debt of the Company or a Subsidiary for such period, including the amortization of debt discount and the amortization of all fees payable in connection with the incurrence of such Debt, determined in accordance with GAAP."

          (h) The definition of "Supermajority in Interest of the Notes" in
Section 13.1 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

                 "Supermajority in Interest of the Notes: at least eighty-one percent (81.0%) in aggregate principal amount of the then outstanding Notes, considered together (or the voting rights with respect thereto, if different), subject to Section 14.4; provided, however, that all references to a "Supermajority in Interest of the Notes" in Section 10 of the Agreement shall be deemed to require either (i) the foregoing required percentage of outstanding Notes (including E Notes) or (ii) at least eighty-one percent (81.0%) in aggregate principal amount of the then outstanding E Notes (or the voting rights with respect thereto, if different), subject to Section 14.4."

     10. Transfer and Exchange of Notes. Section 14.2 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "14.2 Transfer and Exchange of Notes. Upon surrender of any Note for registration of transfer or for exchange to the Company at its principal office, the Company at its expense will execute and deliver in exchange therefor a new Note or Notes in denominations of at least $100,000 (except one Note may be issued in a lesser principal amount if the unpaid principal amount of the surrendered Note is not evenly divisible by, or is less than $100,000), as requested by the holder or transferee, which aggregate the unpaid principal amount of such surrendered Note, registered as such holder or transferee may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor. Upon the transfer or exchange of any Note, the transferee may waive its rights as a holder of Notes to receive reports under Section 9.1 or any subsection thereof or any other right it may have under the covenants of Section 9 upon the delivery of a notice referencing this Section 14.2 and containing the waiver of the applicable covenant or covenants and stating whether such waiver is irrevocable or revocable by such transferee.

     11. Expenses, etc. Section 16 of the Agreement is hereby amended by deleting it in its entirety and inserting the following in lieu thereof:

          "16. Expenses, etc. Whether or not the transactions contemplated by this Agreement shall be consummated, the Company will pay all expenses described in Section 3.2 hereof. In addition to the foregoing, the Company will (i) pay all reasonable legal and consultant fees and expenses incurred by the Purchasers in connection with the amendment or enforcement of this Agreement or the Securities or in protecting their interests in any bankruptcy, receivership, reorganization, insolvency or liquidation proceeding by or affecting the Company and (ii) pay to the Collateral Agent its fees and Administrative Expenses (as such term is defined in the Collateral Agency Agreement) under the Collateral Agency Agreement and the other Operative Agreements. The Company also will pay, and will save each holder of any Notes harmless from, all claims in respect of the fees, if any, of brokers and finders and any and all liabilities with respect to any taxes (including interest and penalties) which may be payable in respect of the execution and delivery of this Agreement, the issue of the Securities and any amendment or waiver under or in respect of this Agreement or the Notes. The obligation of the Company under this Section 16 shall survive any disposition or payment of the Securities and the termination of this Agreement."

     12. Default Interest on Initial Notes.

          (a) Increase in Interest Rate. The Company hereby acknowledges the occurrence of an Event of Default on or about November 23, 1999 under the Securities Purchase Agreement which Event of Default is more particularly described in that certain Tolling Agreement, dated as of November 24, 1999 by and among the Company and the Purchasers. The Company further acknowledges and agrees that the interest payable on the Notes outstanding as of November 23, 1999 (the "Initial Notes") shall increase by 450 basis points above the rate of interest on the face of each such Initial Note on and after the E Note Closing Date.

          (b) Payment in Kind. Notwithstanding any other term or provision of the Agreement or the Initial Notes, the Company may, at its option, pay the incremental interest on each Initial Note required by subsection (a) above (i.e., 450 basis points) on any regular interest payment date for each Initial Note by adding the amount of such interest to the outstanding principal amount due thereunder ("PIK Interest"). Any such election by the Company may be effected by delivery of written notice to the holder of such Initial Note at least two (2) Business Days prior to the scheduled interest payment date. If the cash interest due under an Initial Note is not paid by the applicable interest payment date, then the holder of such Initial Note shall be entitled to the addition of PIK Interest hereunder. Any PIK Interest when so added to the outstanding principal amount due under an Initial Note shall, for all purposes of this Note, be deemed to have been part of the principal indebtedness originally evidenced by such Initial Note, including, without limitation, for purposes of determining interest thereafter payable under such Initial Note.

     13. Amendment to Warrants. The Company and the Purchasers hereby consent to the amendment to the exercise price of each of the Warrants issued on August 16, 1999 under the Agreement (as such Warrants may have been subsequently transferred or assigned) in consideration of certain consents, waivers and forbearance by the holders of such Warrants. In order to implement such amendment to the Warrants, the Company and the Purchasers have entered into a Consent to Amendment of Securities on or about the date of this Amendment in the form attached hereto as Exhibit H-I, which provides that (i) the Company shall execute an Amended and Restated Warrant in the form attached hereto as Exhibit H-II to replace each Warrant previously issued by the Company under the Agreement and (ii) each holder of a Warrant so replaced shall surrender such Warrant to the Company for cancellation.

     14. Amendment to Security Documents.

          (a) Exclusion of "Ad Fund." Notwithstanding the provisions of any of the Security Documents to the contrary, the Company, the Purchasers (and, for the avoidance of doubt, ERF, as a Purchaser and as agent for the Purchasers), hereby agree that the Notes shall not be secured by funds paid or held in trust or escrow as or into the Company's "ad fund" as such term is defined in its franchise agreements. To the extent any of the Security Documents conflicts with the preceding sentence, such Security Document shall be deemed to be amended hereby.

          (b) Current Franchise Agreements. The Company, the Purchasers (and, for the avoidance of doubt, ERF, as a Purchaser and as agent for the Purchasers), hereby agree that the Collateral Assignment of Contract Rights (Franchise), dated as of August 16, 1999 (the "Collateral Assignment"), shall be deemed amended to include within the defined term "Franchise Agreement" the current list of franchise agreements of the Company set forth as Schedule 5.27(b) to the extent such list differs from the schedule of franchisees attached to the Collateral Assignment.

     15. Termination of Old Intercreditor Agreement. Each Purchaser hereby agrees that the Old Intercreditor Agreement (defined in Section 3(e)(vii)(C) above) shall be terminated as of the date of this Amendment and that the Old Intercreditor Agreement shall be of no further force and effect.

     16. License. For purposes of enabling the holders of the Notes to exercise the rights and remedies hereunder, the Company hereby grants to the ERF (and its successors and assigns), as agent for the holders of the Notes, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Company) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifies and other Proprietary Rights now owned or hereafter acquired by the Company, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided that ERF shall not exercise any of its rights under such license until such time as an Event of Default has occurred and is continuing.

     17. Waiver of Defaults under Agreement. Each of the Purchasers hereby waives all Defaults and Events of Default that have occurred under the Agreement prior to the date of this Amendment; provided that this waiver shall not extend to or affect any subsequent Default or Event of Default or impair any right of the Purchasers consequent thereon.

     18. Miscellaneous. This Amendment shall be governed and construed on the same basis as the Agreement, as set forth therein.

     19. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first above written.


                                        PARTY CITY CORPORATION


                                        By:  /s/ Thomas E. Larson
                                            ------------------------------
                                        Name: Thomas E. Larson
                                        Date:


SPECIAL VALUE BOND FUND, LLC            TCO/PARTY, LLC


By:  /s/ Michael E. Tennenbaum          By:  /s/ Michael E. Tennenbaum
    ------------------------------          ------------------------------
Name: Michael E. Tennenbaum             Name: Michael E. Tennenbaum
Date: January 13, 2000                  Date: January 13, 2000


GOLDMAN, SACHS & CO.                    GOLDMAN SACHS CREDIT PARTNERS, L.P.


By:  /s/ John Urban                     By:  /s/ John Urban
    ------------------------------          ------------------------------
Name: John Urban                        Name: John Urban
Date: 1/13/00                           Date: 1/13/00


ENHANCED RETAIL FUNDING, LLC            RICHMOND ASSOCIATES, L.P.


By:  /s/ Bradley W. Snyder              By:  /s/ John F. Clausen
    ------------------------------          ------------------------------
Name: Vice President                    Name: John F. Clausen
Date:                                   Date: Jan. 12, 2000


CLYDE STREET INVESTMENT, LLC


By:  /s/ Manager
    ------------------------------
Name: Ralph D. Dillon
Date: 1-12-00

                                                            Annex I
                                                            -------
-------------------------------------- ------------- -------------- ------------- ------------- -------------- --------------
               Purchaser,                Principal     Principal      Principal     Principal     Principal         Shares
              Address and               Amount of A   Amount of B    Amount of C   Amount of D   Amount of E      Subject to
           Taxpayer I.D. No.               Note          Note            Note         Note          Note           Warrants
-------------------------------------- ------------- -------------- ------------- ------------- -------------- --------------
Special Value Bond Fund, LLC*                --            --        $2,250,000    $4,500,000     $3,250,000     3,096,000
11100 Santa Monica Blvd., Suite 210
Los Angeles, CA 90025
Taxpayer I.D. No. 95-4758920
-------------------------------------- ------------- -------------- ------------- ------------- -------------- --------------
TCO/Party  City, LLC                    $10,000,000    $5,000,000         --            --             --             --
11100 Santa Monica Blvd., Suite 210
Los Angeles, CA 90025
Taxpayer I.D. No. _________________
-------------------------------------- ------------- -------------- ------------- ------------- -------------- --------------
Goldman Sachs Credit Partners L.P.*          --            --        $2,085,000    $4,165,000     $3,250,000          --
85 Broad Street
New York, NY 10004
Taxpayer I.D. No. 13-3666668
-------------------------------------- ------------- -------------- ------------- ------------- -------------- --------------
Goldman, Sachs & Co.                         --            --             --            --             --        2,867,000
85 Broad Street
New York, NY 10004
Taxpayer I.D. No. 13-5108880
-------------------------------------- ------------- -------------- ------------- ------------- -------------- --------------
Enhanced Retail Funding, LLC                 --            --          $333,333      $666,667       $500,000       458,667
40 Broad Street
Boston, MA 02109
Taxpayer I.D. No. 04-3310726
-------------------------------------- ------------- -------------- ------------- ------------- -------------- --------------
Clyde Street Investment, LLC                 --            --          $166,667      $333,333          --          229,333
5015 Wenlock Rose Court
Middleton, WI 53562
Taxpayer I.D. No. 391959953
-------------------------------------- ------------- -------------- ------------- ------------- -------------- --------------
Richmond Associates, L.P.                    --            --          $165,000      $335,000          --          229,000
4 Aldgate Drive, West
North Hills, NY 11030
Taxpayer I.D. No. ___________
-------------------------------------- ------------- -------------- ------------- ------------- -------------- ----------------
     Total                              $10,000,000    $5,000,000     $5,000,000  $10,000,000     $7,000,000     6,888,000
-------------------------------------- ------------- -------------- ------------- ------------- -------------- ----------------

*Indicates New Purchaser for purposes of the Amendment